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                                                                   Exhibit 10.29
R. G. BARRY CORPORATION
13405 YARMOUTH RD., N.W.
PICKERINGTON, OHIO 43147
PHONE  614/864-6400
FAX  614/864-8069
EMAIL  XXXXXXXXXXXXXXXXXX

MAILING ADDRESS:                                                  GORDON ZACKS
P.O. BOX 129                                            CHAIRMAN OF THE BOARD,
COLUMBUS, OHIO  43216                                  CHIEF EXECUTIVE OFFICER


September 22, 1999


Mr. Ed Bucciarelli
XXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXX

Dear Ed:

I am delighted to formalize our offer of employment to you for the position of Corporate Executive Vice President, and President Merchandising, Marketing and Sales of Barry Comfort Group. You will be reporting to me and based in New York, recognizing you will be visiting San Antonio, Columbus and various retailers as required. The elements of the compensation package are:

- Base salary of $400,000. Your first salary review will be March 2001 and future annual reviews will be tied to the fiscal year.

- Participation in the Management Short Term Incentive Program in 2000 with targeted annual bonus of 30% of base salary if we achieve the Annual Operating Plan target and a maximum annual bonus of 60% for achieving a maximum profit target. During your first incentive year (2000) you will be guaranteed a minimum bonus of $100,000 payable on or about March 1, 2000.

- Sign on bonus of $150,000, $75,000 to be paid at commencement of employment, and $75,000 to be paid March 1, 2000.

-    Car allowance of $800 per month to be included as part of salary.

- Stock options for 100,000 shares of R.G. Barry stock will be granted under the Company Option Plan upon employment, vesting at 20% per year. The option price will be set at the close of business on the day you join the Company.

     Stock options of 50,000 shares of R.G. Barry stock will be granted on your first anniversary of employment. These option shares will also vest at 20% per year. The option price will be set at the close of business on the day of your first anniversary of employment.

Ed Bucciarelli
Confidential
Page 2, 09/22/99

- You will be granted 15,000 restricted shares upon joining the Company. The restrictions will lapse on your second anniversary, that would be forfeited if you left before that time. We will guarantee a minimum value of $300,000 on these shares at the end of two years from the date of employment.

- Participation in the company benefit programs (including retirement, 401(k), medical, disability insurance) will be in accordance with company policy for Corporate Officers. In lieu of Executive Variable Life Insurance, we will offer you term insurance equal to four times your base salary, pending passing a physical examination.

- The term of this employment agreement is for a period of three years with an option to renew by the Company. Six months notice will be given prior to the end of the three year contract, by either party, if there is no desire to renew this contract.

- In the unlikely event of you being terminated by the Company for any reason other than cause during your first six months of employment, you will be paid severance at your then current base salary for a period of eighteen months. After six months of employment, if you are terminated by the Company for any reason other than cause, you will be paid severance at your then current base salary for a period of twelve months. If you accept and begin a job during the severance period, these payments will cease. This severance payment will be the exclusive payment owed to you on term of your employment, but will have no effect on any benefits which may be due under the terms of any Associate benefit plan in which you participate.

- You agree that you will not (without prior written consent of the Company), for a period of twelve months immediately following your termination or resignation from the Company, perform services concerned with the business of marketing or selling of slippers and other products which are competitive with products that are manufactured or distributed by the Company. Should you resign, we would provide salary continuation during your period of non-compete (if we decide to enforce this clause). Should you be terminated, this salary continuation during the non-compete would be covered by the above severance clause.

- The Company's offer is contingent upon your successfully passing the physical examination, and the completion of positive reference checks.


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Ed Bucciarelli
Confidential
Page 3, 09/22/99


Ed, I believe this relates to each of the provisions we discussed. If they meet with your agreement, please sign, date and return the enclosed copy of this letter to me. Again, I am very happy that you will be joining us, and look forward to the very significant contributions I know you will be making.

Sincerely,


/s/ Gordon Zacks

Gordon Zacks

cc:      Harry Miller
         Les Berglass


AGREED TO AND ACCEPTED:


/s/ Edward P. Bucciarelli                                          9-27-99
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Ed Bucciarelli                                                         Date